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                          INVESTMENT ADVISORY AGREEMENT

         AGREEMENT, made as of this __ day of _____, 1999, between VANGUARD WINDSOR FUNDS, a Delaware business trust (the "Company"), and Sanford C. Bernstein & Co., Inc., a New York corporation ("Adviser").

         WHEREAS, the Company is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the Company offers a series of shares known as Vanguard Windsor Fund (the "Fund"); and

         WHEREAS, the Company desires to retain Adviser to render investment advisory services to certain assets of the Fund which the Board of Trustees of the Company determines to assign to Adviser (referred to in this Agreement as the "Bernstein Portfolio"), and Adviser is willing to render such services;

         NOW, THEREFORE, this Agreement

                               W I T N E S S E T H

that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

         1. APPOINTMENT OF ADVISER. The Company hereby employs Adviser as investment adviser, on the terms and conditions set forth herein, for the assets of the Fund which the Board of Trustees determines to assign to Adviser. The Board of Trustees may, from time to time, make additions to, and withdrawals from, the assets of the Fund assigned to Adviser. Adviser accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

         2. DUTIES OF ADVISER. The Company employs Adviser to manage the investment and reinvestment of the assets of the Bernstein Portfolio, to continuously review, supervise and administer an investment program for such assets of the Fund, to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested, to provide the Fund with all records concerning the activities of Adviser that the Fund is required to maintain, and to render regular reports to the Fund's officers and Board of Trustees concerning the discharge of the foregoing responsibilities. Adviser will discharge the foregoing responsibilities subject to the control of the officers and the Board of Trustees of the Company, and in compliance with the objectives, policies and limitations set forth in the Fund's prospectus and applicable laws and regulations. Adviser agrees to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

         3. SECURITIES TRANSACTIONS. Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of securities for the Bernstein Portfolio, and is directed
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to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein. Subject to policies established by the Board of Trustees of the Company, Adviser may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or overall responsibilities of Adviser with respect to its portion of the Fund. The execution of such transactions will not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. Adviser will promptly communicate to the officers and Trustees of the Company such information relating to portfolio transactions as they may reasonably request.

         4. COMPENSATION OF ADVISER. For the services to be rendered by Adviser as provided in this Agreement, the Fund will pay to Adviser at the end of each of the Fund's fiscal quarters, a Basic Fee calculated by applying a quarterly rate, based on the following annual percentage rates, to the average month-end net assets of the Bernstein Portfolio for the quarter:

               .15% on the first $1 billion of net assets;
               .14% on the next $2 billion of net assets;
               .12% on the next $2 billion of net assets;
               .10% on net assets in excess of $5 billion.

         Subject to the transition rule described in Section 4.1 of this Agreement, the Basic Fee, as provided above, will be increased or decreased by the amount of a Performance Fee Adjustment ("Adjustment"). The Adjustment will calculated as a percentage of the Basic Fee and will change proportionately with the investment performance of the Fund relative to the investment performance of the Russell 1000 Value Index (the "Index") for the thirty-six month period ending with the applicable quarter. The Adjustment apply as follows:

               CUMULATIVE 36-MONTH
         PERFORMANCE OF BERNSTEIN PORTFOLIO          PERFORMANCE FEE ADJUSTMENT
                  VERSUS THE INDEX                  AS A PERCENTAGE OF BASIC FEE*
         ----------------------------------         -----------------------------
         Trails by more than 9%                      -50%
         Trails by 0 to 9%                           Linear decrease from 0 to -50%
         Exceeds by 0 to 9%                          Linear increase from 0 to +50%
         Exceeds by more than 9%                     +50%

---------------------------

* The Adjustment represents a percentage increase or decrease to the Basic Fee payable to the Adviser for the quarter.

         4.1. TRANSITION RULE FOR CALCULATING ADVISER'S COMPENSATION. The Performance Fee Adjustment will not be fully operable until June 1, 2002. Until that time, the following transition rules will apply:

                  (a) JUNE 1, 1999 THROUGH MAY 31, 2000. The Adviser's compensation will be the Basic Fee. No Performance Fee Adjustment will apply during this period.

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                  (b) JUNE 1, 2000 THROUGH MAY 31, 2002. Beginning June 1, 2000,
         the Performance Fee Adjustment will take effect on a progressive basis with regards to the number of months elapsed between June, 1999 and the quarter for which the Adviser's fee is being computed. During this period, the Performance Fee Adjustment that has been determined under Section will be multiplied by a fraction. The fraction will equal the number of months elapsed since June 1, 1999 divided by thirty-six.

                  (c) ON AND AFTER JUNE 1, 2002. Beginning June 1, 2002, the Performance Fee Adjustment will be fully operable.

                  4.2. OTHER SPECIAL RULES RELATING TO ADVISER'S COMPENSATION. The following special rules will also apply to the Adviser's compensation:

                  (a) BERNSTEIN PORTFOLIO PERFORMANCE. The investment performance of the Bernstein Portfolio for any period, expressed as a percentage of the "Bernstein Portfolio unit value" at the beginning of such period, will be the sum of: (i) the change in the Bernstein Portfolio unit value during such period; (ii) the unit value of the Fund's cash distributions from the Bernstein Portfolio's net investment income and realized net capital gains (whether long-term or short-term) having an ex-dividend date occurring within such period; and (iii) the unit value of capital gains taxes paid or accrued during such period by the Fund for undistributed realized long-term capital gains realized from the Bernstein Portfolio. For this purpose, the unit value of distributions per share of realized capital gains, of dividends per share paid from investment income and of capital gains taxes per share reinvested in the Bernstein Portfolio at the unit value in effect at the close of business on the record date for the payment of such distributions and dividends and the date on which provision is made for such taxes, after giving effect to such distributions, dividends and taxes.

                  (b) "BERNSTEIN PORTFOLIO UNIT VALUE." The "Bernstein Portfolio unit value" will be determined by dividing the total net assets of the Bernstein Portfolio by a given number of units. The number of units in the Bernstein Portfolio initially will equal to the total shares outstanding of the Fund on June 1, 1999. Subsequently, as assets are added to or withdrawn from the Bernstein Portfolio, the number of units of the Bernstein Portfolio will be adjusted based on the unit value of the Bernstein Portfolio on the day such changes are executed.

                  (c) INDEX PERFORMANCE. The investment record of the Index for any period, expressed as a percentage of the Index at the beginning of such period, will be the sum of: (i) the change in the level of the Index during such period, and (ii) the value, computed consistently with the Index of cash distributions having an ex-dividend date occurring within such period made by companies whose securities comprise the Index. For this purpose, cash distributions on the securities which comprise the Index will be treated as reinvested in the Index at least as frequently as the end of each calendar quarter following the payment of the dividend.


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                  (d) EFFECT OF TERMINATION. In the event of termination of this
         Agreement, the fees provided in Sections 4 and 4.1 will be computed on the basis of the period ending on the last business day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the current fiscal quarter as a percentage of the total number of days in such quarter.

         5. REPORTS. The Company and Adviser agree to furnish to each other with current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

         6. STATUS OF ADVISER. The services of Adviser to the Fund are not to be deemed exclusive, and Adviser will be free to render similar services to others so long as its services to the Fund are not impaired thereby. Adviser will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company or the Fund in any way or otherwise be deemed an agent of the Company or the Fund.

         7. LIABILITY OF ADVISER. No provision of this Agreement will be deemed to protect Adviser against any liability to the Company, the Fund or their shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

         8. DURATION AND TERMINATION. This Agreement will become effective on June 1, 1999, and will continue in effect until May 31, 2001, and thereafter, only so long as such continuance is approved at least annually by votes of the Company's Board of Trustees who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In addition, the question of continuance of the Agreement may be presented to the shareholders of the Fund; in such event, such continuance will be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

         Provided, however, that (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees of the Company or by vote of a majority of the outstanding voting securities of the Fund, on sixty days' written notice to Adviser, (ii) this Agreement will automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by Adviser on ninety days' written notice to the Company. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

         As used in this Section 8, the terms "assignment," "interested persons," a "vote of a majority of the outstanding voting securities" will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and
Section 2(a)(42) of the Investment Company Act of 1940.


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         9. SEVERABILITY. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

         10. PROXY POLICY. With regard to the solicitation of shareholder votes, the Fund will vote the shares of all securities held by the Fund.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed this ___ day of _______, 1999.

ATTEST:                             VANGUARD WINDSOR FUNDS



By ________________________         By _________________________________
         Secretary                      Chairman, CEO and President


ATTEST:                             SANFORD C. BERNSTEIN & CO., INC.



By _________________________        By __________________________________


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